Exhibit 99.1

7733 Forsyth Boulevard Suite 800 St. Louis, Missouri 63105	Phone: 314.854.8000 Fax: 314.854.8003 www.Belden.com
     News Release
Belden to Acquire Industrial Networking Technology Leader GarrettCom
Expands Smart Grid and Security Solutions with Ruggedized Product Platform
St. Louis, Missouri — November 23, 2010 — Belden Inc. (NYSE: BDC), a global leader in signal transmission solutions for mission critical applications, has entered into a definitive agreement to acquire GarrettCom, a leading provider of advanced industrial networking products and smart grid solutions. The acquisition extends Belden’s leadership position as an industrial networking solutions provider by adding a recognized leader in industrial grade switches, routers, converters, serial communications, and security software.
GarrettCom’s premium hardened networking products complements Belden’s existing portfolio of Hirschmann® brand high-availability industrial networking solutions and will enable Belden to address the growing needs of customers across a more diverse set of end market applications. GarrettCom sells its products into power utilities, surveillance and security, transportation, specialty industrial automation, telecommunications, and similar demanding harsh-environment verticals through a network of system integrators, OEMs, and international distributors.
“Belden’s strategic vision is to provide the best industrial networking solutions to our customers regardless of application or environment,” said John Stroup, President and Chief Executive Officer of Belden. “GarrettCom provides an excellent platform for Belden to partner with power utilities as they upgrade and automate their transmission and distribution infrastructure. The addition of GarrettCom’s products will complement our existing industrial networking portfolio and strengthen our position as the world’s leading provider of complete industrial networking solutions.”
Belden will fund the purchase price with cash on hand and expects the acquisition to be completed by calendar year-end 2010. Belden expects the business will be break-even on a GAAP basis in fiscal year 2011.
Forward Looking Statements
Statements in this release other than historical facts are “forward looking statements” made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. Forward looking statements include any statements regarding future revenues, costs and expenses, operating income, earnings per share, margins, cash flows, dividends, and capital expenditures. These forward looking statements are based on forecasts and projections about the markets and industries served by the Company and about general economic conditions. They reflect management’s beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company’s actual results may differ materially from these expectations. The current global economic slowdown has adversely affected our results of operations and may continue to do so. Turbulence in financial markets may increase our borrowing costs. Additional factors that may cause actual results to differ from the Company’s expectations include: the Company’s reliance on key distributors in marketing products; the Company’s ability to execute and realize the expected benefits from strategic initiatives

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(including revenue growth, cost control, and productivity improvement programs); changes in the level of economic activity in the Company’s major geographic markets; difficulties in realigning manufacturing capacity and capabilities among the Company’s global manufacturing facilities; the competitiveness of the global cable, connectivity and networking industries, including wireless; variability in the Company’s quarterly and annual effective tax rates; changes in accounting rules and interpretation of these rules which may affect the Company’s reported earnings; changes in currency exchange rates and political and economic uncertainties in the countries where the Company conducts business; demand for the Company’s products; the cost and availability of materials including copper, plastic compounds derived from fossil fuels, and other materials; energy costs; the Company’s ability to integrate acquired businesses successfully; the ability of the Company to develop and introduce new products; the Company having to recognize charges that would reduce income as a result of impairing goodwill and other intangible assets; variability associated with derivative and hedging instruments; and other factors. For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 26, 2010. Belden disclaims any duty to update any forward looking statements as a result of new information, future developments, or otherwise.
About Belden
St. Louis-based Belden Inc. designs, manufactures, and markets cable, connectivity, and networking products in markets including industrial automation, enterprise, transportation, infrastructure, and consumer electronics. It has approximately 6,900 employees, and provides value for industrial automation, enterprise, education, healthcare, entertainment and broadcast, sound and security, transportation, infrastructure, consumer electronics and other industries. Belden has manufacturing capabilities in North America, Europe, and Asia, and a market presence in nearly every region of the world. Belden was founded in 1902, and today is a leader with some of the strongest brands in the signal transmission industry. For more information, visit www.belden.com.
About GarrettCom
GarrettCom is a leading provider of industrial networking products for specialty and stressed applications with business locations in North America, Europe and India. GarrettCom specializes in mission-critical, customizable, and durable products for extreme conditions. It offers industrial and substation-hardened networking products such as managed or unmanaged switches, multi-protocol routers, Ethernet and serial media converters, terminal servers, and serial communications. GarrettCom also offers software capabilities in the areas of cyber security, physical security, and fault-tolerance for high-availability industrial networking solutions. The company has diversified sales channels with a premier customer base, including 75% of the top 100 power utilities in North America and top-tier industrial system integrators worldwide.
Contact:
Belden Investor Relations
314-854-8054
Investor.Relations@Belden.com